Exhibit 99.1

AVIS BUDGET GROUP SELECTS ASSURED GUARANTY AS BOND INSURER

Parsippany, N.J., May 21, 2008– Avis Budget Group (NYSE: CAR) (the “Company”) announced today that it has concluded an agreement with Assured Guaranty Corp. (“Assured”) as a replacement provider of the financial guarantee insurance for $250 million of its asset backed notes maturing  in 2012.  The Series 2005-2 notes issued by the Company’s Avis Budget Car Rental Funding subsidiary were previously insured by Financial Guaranty Insurance Company (“FGIC”).  Noteholders unanimously approved replacing FGIC with Assured as the notes’ financial guaranty insurer.

“This transaction along with recent new financings continues to demonstrate our proactive approach to maintaining strong liquidity for our operations,” said David B. Wyshner, executive vice president and chief financial officer, Avis Budget Group.  “Assured’s triple-A ratings from the three leading rating agencies further underscore to investors the solid footing of this financing.  As we reviewed our outstanding asset backed debt, the Series 2005-2 notes stood out as the only issue where we felt it was important to make a change in bond insurers.”

About Avis Budget Group, Inc.
Avis Budget Group, Inc. (NYSE: CAR) is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the Company is the largest general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions based on published airport statistics. Avis Budget Group is headquartered in Parsippany, N.J. and has more than 30,000 employees. For more information about Avis Budget Group, visit  www.avisbudgetgroup.com.

About Assured Guaranty Corp.
Assured Guaranty Corp. is a leading provider of financial guaranty insurance in the United States and international public finance, structured finance and mortgage-backed securities markets.  Assured Guaranty Corp. is rated triple-A (stable) by the three leading rating agencies and is licensed in all 50 states, the District of Columbia and Puerto Rico.  Assured Guaranty Corp. is a subsidiary of Assured Guaranty Ltd. (NYSE: AGO), a Bermuda-based holding company.  Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets.  More information can be found at www.assuredguaranty.com.

Contacts

For Avis Budget Group: Media Contact: John Barrows 973-496-7865	Investor Contact: David Crowther 973-496-7277

For Assured Guaranty Corp.: Media Contact: Ashweeta Durani 212-408-6042	Investor Contact: Sabra Purtill 212-408-6044

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